Exhibit 99.1
Horizon Offshore, Inc. Reaffirms Guidance for Second Quarter and Fiscal Year 2006
HOUSTON, June 12, 2006 — Horizon Offshore, Inc. (NasdaqNM:HOFF) (the “Company”) today announced that it is reaffirming its previously announced financial guidance for the second quarter and full fiscal year of 2006 with respect to net income, adjusted EBITDA and earnings per diluted share. The Company is also updating its previously announced guidance for its second quarter 2006 revenues to be between $155 million and $165 million, due to schedule adjustments on its international projects. However, the Company reaffirms guidance for revenues for the full fiscal year of 2006, as the work on these international projects is expected to be performed during the third and fourth quarters of 2006. The Company’s estimates are forward-looking, and actual results may differ materially from these current expectations.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Contact:
Horizon Offshore, Inc.
Ronald Mogel
(713) 243-2753